                                                                    EXHIBIT 99.1

                 [LETTERHEAD OF PATRIOT AMERICAN APPEARS HERE]


  PATRIOT AMERICAN HOSPITALITY, INC. AND WYNDHAM INTERNATIONAL, INC. ANNOUNCE
                 FOURTH QUARTER AND YEAR-END OPERATING RESULTS

      Pro Forma FFO of 48 Cents Per Share on Pro Forma Total Revenue of $278.4 Million; Pro Forma RevPAR Increase of 8.1% for Fourth Quarter

DALLAS, TX - (FEBRUARY 12, 1998) - PATRIOT AMERICAN HOSPITALITY, INC. AND WYNDHAM INTERNATIONAL, INC. (NYSE: PAH), ("THE COMPANIES") WHOSE SHARES ARE PAIRED AND TRADE AS A SINGLE UNIT, today announced combined pro forma and historical results for the fourth quarter and fiscal year ended December 31, 1997. For the fourth quarter, pro forma combined funds from operations (FFO) totaled $53.4 million. Pro forma total revenue for the fourth quarter was $278.4 million, as compared to actual total revenue of $23.3 million for the fourth quarter of 1996. The 1997 pro forma results assume that Patriot American's acquisition of Wyndham Hotel Corporation and the related acquisition of Wyndham hotels from partnerships affiliated with the Trammell Crow family had occurred on October 1, 1997.

On a net income basis, Patriot American and Wyndham International reported pro forma net income of $5.9 million, or six cents per share, for the fourth quarter. The pro forma net income figure was impacted by write-offs of $9.4 million for merger expenses (10 cents per share) and $10.7 million for leasehold acquisition costs (11 cents per share) which were expensed in the fourth quarter. These transaction-related write-offs had no impact on pro forma FFO for the period. Without these charges, the Companies would have reported combined pro forma net income of $25.9 million, or 26 cents per share, for the quarter.

"The fourth quarter marked a period of significant transition for Patriot American, as we worked to complete our acquisitions of Wyndham Hotel Corporation and WHG Resorts & Casinos, Inc., both of which were completed in January, and as we negotiated the acquisitions of Interstate Hotels Company and Arcadian International," said Paul A. Nussbaum, chairman and chief executive officer of Patriot American. "In the months prior to the consummation of the merger, Patriot American and Wyndham Hotel Corporation worked closely together such that, when we closed the Wyndham merger on January 5, the integration process was well underway. During this period, we also completed the rebranding of several of our owned hotels, including the former Registry Resort & Spa in Fort Lauderdale, the Peachtree Executive Conference Center in Atlanta, and the Buttes Resort in Tempe, Arizona to the Wyndham brand. We expect to realize the benefits of this continuing rebranding process in 1998 and more fully in future years as we convert nearly 50 of our owned hotels and resorts to Wyndham, our core upscale brand, or one of our other proprietary brands."

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The Companies also announced actual results for the fourth quarter on a pre-merger basis. The Companies reported combined FFO of $33.4 million, or 40 cents per share, on combined total revenue of $180.5 million.

FOURTH-QUARTER OWNED HOTEL AND RESORT OPERATING PERFORMANCE: REVPAR UP 8.1% ON PRO FORMA BASIS; REVPAR UP 8.9% FOR WYNDHAM-BRANDED AND MANAGED PORTFOLIO

James D. Carreker, chairman and chief executive officer of Wyndham International, said that in 1998, the Companies expect earnings growth to be driven principally by internal factors, including growth in average daily rate
(ADR), revenues per available room (RevPAR) and operating margins at the companies' owned and leased hotels, as well as at the Companies' properties under management. "In this regard, we are pleased that the combined portfolio operating performance for the quarter was in line with our expectations," he said.

The owned portfolio operating performance data for the fourth quarter and full year presented below are pro forma for all hotels currently owned by the Companies, and exclude room nights taken out of service at properties which remained open while undergoing significant renovation, including the recently converted Wyndham Resort & Spa in Fort Lauderdale; the Doubletree Club Hotel in Miami; the Union Station Hotel in Nashville; the Sheraton Park Place in Minneapolis; and, six ClubHouse Inns under renovation prior to rebranding as Wyndham Garden Hotels. The rooms taken out of service represented approximately four percent of the total owned portfolio for the fourth quarter and for the full year.

Fourth-quarter operating performance across the Companies' owned portfolio improved over the same period in 1996, as reflected in increased ADR and RevPAR. On a pro forma basis for the quarter ended December 31, 1997, ADR increased 8.1 percent to $95.71 versus $88.55 in 1996, while RevPAR increased 8.1 percent to $63.63 compared to $58.86 in 1996. The Companies also reported strong portfolio operating performance for the Wyndham-branded and managed hotel portfolio during the fourth quarter. RevPAR for Wyndham's domestic comparable hotel group increased 8.9 percent to $65.26 from $59.90 for last year's fourth quarter, while ADR and occupancy for these hotels was $96.85 and 67.4 percent respectively, up from $90.53 and 66.2 percent in the 1996 fourth quarter.

FULL YEAR OWNED HOTEL AND RESORT OPERATING PERFORMANCE: REVPAR UP 8.7%
ON PRO FORMA BASIS; REVPAR UP 10.6% FOR WYNDHAM-BRANDED AND MANAGED PORTFOLIO

For the fiscal year ended December 31, 1997, the Companies' owned portfolio reflected an increase of 8.6 percent in ADR, to $95.83 compared to $88.23 last year. RevPAR increased 8.7 percent, to $67.70 for the twelve-month period versus $62.27 in 1996.

For the full year, RevPAR for Wyndham's domestic comparable hotel group increased 10. 6 percent to $69.65 from $62.96 in 1996, while ADR and occupancy for these hotels was $96.60 and 72.1 percent respectively, up from $90.32 and
69.7 percent for the 1996 fiscal year.

ACQUISITION OF WYNDHAM HOTEL CORPORATION COMPLETED

On January 5, 1998, Patriot American completed the acquisition of Wyndham Hotel Corporation, a transaction which added 25 owned hotels representing nearly 4,500 rooms to Patriot's portfolio, on January 5, 1998. Patriot also acquired Wyndham's branded hotel management business as well as the proprietary Wyndham brand. After the merger was completed, Patriot American Hospitality Operating Company was renamed Wyndham International, Inc. The merger originally had been scheduled for completion in the fourth quarter, but was delayed in order to allow Patriot to prepare and distribute supplemental proxy materials regarding the proposed acquisition of Interstate Hotels Company (NYSE: IHC), which was announced in December.

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"While the acquisition of Wyndham was not completed until early January, our management teams have worked consistently over the last several months to complete the integration of the two companies so that, upon completion of the merger, we could focus principally on implementing our internal and external growth strategies," said Nussbaum. "As a result, we began 1998 as a fully integrated and branded hotel company with the infrastructure in place to grow internally, through improvements in occupancy, ADR and RevPAR, and by realizing economies of scale produced by brand conversions of our owned hotels. We also will sustain our aggressive external growth strategy through the acquisition of properties and companies which meet our investment objectives," he said.

ACQUISITION OF INTERSTATE HOTELS COMPANY IN PROCESS

In December, Patriot American announced a definitive agreement to acquire Interstate Hotels Company, the nation's largest independent hotel management company, for $37.50 per share in paired stock and cash, with the exchange ratio for the stock consideration subject to certain cap and collar mechanisms. When combined with Interstate's outstanding indebtedness, the transaction is valued at approximately $2.1 billion. The Companies and Interstate filed preliminary proxy materials for the merger in January and expect to complete the merger by early April.

Under the terms of the merger agreement, Patriot American will acquire all of Interstate's assets, including its portfolio of 41 owned, primarily upscale full-service hotels and resorts, with an aggregate of 11,928 rooms, located throughout the United States; leases for 89 hotels with an aggregate of 10,258 rooms; and, management and/or service agreements for 92 hotels with an aggregate of 23,227 rooms throughout the United States and in Canada, the Caribbean and Russia. Upon completion of the acquisition, Interstate Hotels Company will become the management services division of Wyndham International, operating Patriot's non-proprietary branded assets as well as hotels owned by third parties.

FOURTH-QUARTER TRANSACTION SUMMARY

In the fourth quarter, Patriot American completed the acquisition of 15 full-service hotel and resort properties representing 4,498 rooms, for total consideration of approximately $566 million. These major market property acquisitions include four Wyndham Hotels and five Wyndham Garden Hotels, representing 2,446 rooms, acquired from partnerships affiliated with the Trammell Crow Family for $296 million: the 758-room Wyndham Franklin Plaza in Philadelphia; the 200-room Wyndham Bel Age in Hollywood, CA; the 202-room Wyndham Riverfront Hotel in New Orleans; the 408-room Wyndham Northwest Chicago; the 229-room Wyndham Garden Hotel-LaGuardia in Queens, NY; the 171-room Wyndham Garden Hotel-Pleasanton in Pleasanton, CA; the 162-room Wyndham Garden Hotel-Wood Dale in Chicago; the 168-room Wyndham Garden Hotel-Las Colinas in Dallas; and, the 148-room Wyndham Garden Hotel-Novi in Detroit. In December, Wyndham concluded its relationship with Homegate Hospitality, Inc. as previously disclosed. Finally, on December 31, Patriot American also acquired the 436-room Wyndham Emerald Plaza in San Diego for approximately $73.8 million.

During the fourth quarter, Patriot American strengthened its presence in Florida with its acquisitions of the 178-room Grand Bay Miami in Coconut Grove for $32.5 million; the 408-room Sheraton Gateway Miami for $29 million; and, the 324-room Sheraton Grand Tampa for $34.7 million. The company also acquired its first asset in the Washington D.C. market, the 353-room Sheraton City Centre, for $36.8 million. All three Sheraton hotels will be renovated and rebranded as Wyndham Hotels during 1998. Finally, Patriot American acquired The Buttes, a 353-room conference center and resort in Tempe, AZ, for $63.6 million. This resort, originally developed and managed by Carefree Resorts, was converted to The Buttes-A Wyndham Conference Resort on January 1.

In total, Patriot American invested approximately $1.3 billion in 1997 to complete the acquisition of 45 hotels, representing more than 12,000 rooms. This total does not include Patriot American's acquisition of Wyndham Hotel Corporation and its portfolio of owned hotels, nor the acquisition of WHG Resorts & Casinos, Inc., both of which were completed in January 1998.

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ACQUISITION OF HOSPITALITY MANAGEMENT BUSINESS OF CARNIVAL HOTELS AND GENCOM
AMERICAN HOSPITALITY

At the beginning of the fourth quarter, Patriot American completed the acquisition of the hospitality management business of Gencom American Hospitality and announced the acquisition of the hospitality management business of Carnival Hotels and Resorts and CHC Lease Partners, a joint venture of Carnival and Gencom which had previously been Patriot's largest independent lessee. In connection with these acquisitions, which were valued at approximately $486 million, Patriot acquired interests in 10 hotels, representing 3,109 rooms, including the 408-room Sheraton Gateway in Miami, the 324-room Sheraton Grand in Tampa and the landmark, 178-room Grand Bay Hotel in Coconut Grove (Miami), FL. The Companies also acquired rights to the proprietary Registry and Grand Bay luxury brand names.

The transaction also includes the remaining 50 percent interest in the 707-room Omni Baltimore, as well as the management operations of Gencom American Hospitality. The Companies anticipate that a number of the hotels acquired in connection with the Carnival and Gencom transactions, all of which are currently managed by Wyndham International, will be converted to the Wyndham brand or one of the Companies' other proprietary brands.

With the completion of the acquisition of CHC Lease Partners, the first phases of which were completed in 1997 and the final phase of which is expected to close in the first quarter of 1998, Wyndham International will acquire existing leases for 17 additional hotels currently owned by Patriot American, thereby further increasing the number of hotels in Patriot's portfolio which are leased to, and managed by, its paired operating company. A number of these hotels are also being considered for conversion to the Wyndham brand.

ACQUISITION OF WHG RESORTS & CASINOS, INC. COMPLETED IN JANUARY

On January 16, Patriot American completed its acquisition of WHG Resorts & Casinos, Inc.(NYSE: WHG) for approximately $148 million in stock. As part of this acquisition, Patriot acquired the 570-room Condado Plaza Hotel & Casino, a 50% interest in the 389-room El San Juan Hotel & Casino, and a 23.3% interest in the 751-room El Conquistador Resort & Country Club, all in Puerto Rico, as well as a 62% interest in Williams Hospitality Group, Inc., the management company for the three hotels and the Las Casitas Village at the El Conquistador. With this acquisition, the Companies added one of the finest management organizations in the Caribbean to the Wyndham International management team.

PATRIOT AMERICAN ANNOUNCES TENDER OFFER FOR ARCADIAN INTERNATIONAL PLC

On January 20, 1998, Patriot American announced a tender offer to acquire all the issued and to-be-issued shares of Arcadian International PLC, a leading hotel developer and operator based in Surrey, England, for 60 pence per share. The transaction is valued at approximately (pound)92 million (approximately $152 million, based on the exchange rate on February 5) which will include Patriot's acquisition of Arcadian's 50% partnership interest in the redevelopment and subsequent operation of the Great Eastern Hotel in London; 10 fully owned hotel properties throughout England; three partially owned and managed Malmaison Hotels, as well as two in development; L'Horizon Hotel in Jersey; two resorts under development in Tuscany, Italy and Paris, France; and, equity interest in the proprietary Malmaison brand name. The innovative Malmaison concept recently was designated by Cunard/Tatler magazine as "Best Hotel in the World under 100 Pounds per Night."

HOTEL CONVERSIONS ACCELERATE

In the fourth quarter, Patriot American converted three of its owned or managed properties to the Wyndham brand. In conjunction with the $7 million renovation begun in early December, Patriot American rebranded the 528-room Crowne Plaza Miami-Biscayne Bay as the Wyndham Hotel Miami-Biscayne Bay. The renovation will include a complete redesign of the hotel entrance and motor lobby areas, as well as an upgrade of all guest rooms and public areas.

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PATRIOT AMERICAN HOSPITALITY
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Patriot's 250-room Peachtree Conference Center in Atlanta has been rebranded as the Wyndham Peachtree Conference Center and, as part of this rebranding, is now undergoing a $7 million expansion which includes a new 20,000 square foot meeting wing with nine meeting rooms and two breakout areas. All guest rooms and bathrooms are being renovated, with completion of the total refurbishment and expansion slated for the second quarter.

Finally, Patriot American converted its 492-room Registry Resort & Spa in Fort Lauderdale to the Wyndham Resort & Spa. In preparation for this conversion, Patriot American invested approximately $16 million to complete a total renovation and upgrade of the property.

CAPITAL MARKET ACTIVITIES

In December, Patriot American announced that it had entered into two transactions with affiliates of Union Bank of Switzerland ("UBS"). In one transaction, the Company completed a private placement to UBS of 3,250,000 paired shares at a price of $28.8125 per paired share (the closing price on December 30, 1997) to UBS Securities. Proceeds from this placement were used to reduce existing indebtedness under Patriot's unsecured revolving credit facility. Separately, Patriot entered a hedging agreement with UBS which provides that during the preliminary term of one year, Patriot American will have the right to deliver or receive paired shares at any time in settlement of the agreement, based on the market price of the paired shares at the time of election.

In connection with its tender offer to acquire Arcadian International PLC, Patriot American announced on January 20 that it had received a commitment from affiliates of PaineWebber Incorporated to purchase up to $160 million of Patriot American common stock. This commitment includes a simultaneous swap agreement that provides that during the term of one year, Patriot American will have the right to deliver paired shares or receive cash at any time in settlement of the agreement, based on the market price of the paired shares at the time of election. Additionally, Patriot American has entered into an exchange rate swap agreement to hedge foreign currency risks.

QUARTERLY DIVIDEND PAID ON JANUARY 30, 1998

Patriot American paid an increased quarterly dividend of 32 cents per share on January 30, 1998 to shareholders of record on January 8, 1998. This dividend represented a 22 percent increase in Patriot's quarterly dividend payment.

ABOUT PATRIOT AMERICAN HOSPITALITY, INC. AND WYNDHAM INTERNATIONAL, INC.

Based in Dallas, Texas, Patriot American Hospitality, Inc. (NYSE: PAH) is currently the nation's second-largest hotel real estate investment trust (REIT) with a portfolio comprised of 197 owned, managed, leased or franchised hotels and resorts with more than 49,000 rooms. Paired together with Wyndham International, Patriot American is currently one of only two paired-share hotel REITs in the country. Wyndham International, comprised of the Luxury Hotel Division, the Wyndham Hotel Group, and the Management Services Group, leases, manages and franchises primarily upscale and luxury hotel and resort properties represented by its proprietary brands, including Carefree Resorts, Grand Bay Hotels and Resorts, Wyndham Hotels, Wyndham Resorts, Wyndham Garden Hotels, Wyndham Grand Heritage, and ClubHouse Inns, and provides management services for third-party owned hotels and resorts.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The company's actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause such a difference include competition for guests from other hotels, dependence upon business and commercial travelers and tourism, the seasonality of the hotel industry, availability of equity or debt financing at terms and conditions favorable to the Companies, and the status of proposed tax legislation regarding the paired-share structure.

                                                 TABLES TO FOLLOW...


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      PATRIOT AMERICAN HOSPITALITY, INC. AND WYNDHAM INTERNATIONAL, INC.
                    COMBINED CONDENSED STATEMENTS OF INCOME
                        QUARTER ENDED DECEMBER 31, 1997
                     (in thousands, except per share data)
                                  (Unaudited)

                                                          1997           1997          1996
                                                      Pro Forma(1)      Actual        Actual
                                                     -------------   ------------   ------------

Revenues:
    Hotel revenues                                    $  214,514      $  137,455     $       --
    Participating lease revenues                          18,321          19,949         23,158
    Management fee and service fee income                 14,777           5,195             --
    Racecourse income                                     15,483          15,483             --
    Interest and other income                             15,263           2,414            188
                                                     -------------   ------------   ------------
       Total revenues                                    278,358         180,496         23,346
                                                     -------------   ------------   ------------

Operating costs and expenses:
    Hotel expenses                                       167,555         108,150          3,062
    Racing facility operations                            12,407          12,407             --
    General and administrative                            13,295           7,567          1,227
    Interest expense                                      29,356          19,693          2,899
    Depreciation and amortization                         27,279          20,887          5,792
    Cost of acquiring leaseholds                          10,679          10,679             --
    Merger expenses                                        9,411              --             --
                                                     -------------   ------------   ------------
       Total operating costs and expenses                269,982         179,383         12,980
                                                     -------------   ------------   ------------

Operating income                                           8,376           1,113         10,366
Equity in earnings from unconsolidated subsidiaries        1,605           1,527          1,468
                                                     -------------   ------------   ------------
Income before minority interests and income taxes          9,981           2,640         11,834
Income attributable to minority interests                    153             586          1,678
                                                     -------------   ------------   ------------
Income before income taxes                                 9,828           2,054         10,156
Provision for income taxes                                 4,002             387             --
                                                     -------------   ------------   ------------
Net income                                            $    5,826      $    1,667     $   10,156
                                                     =============   ============   ============

Funds from operations ("FFO")                         $   53,392(2)   $   33,430     $   18,334
                                                     =============   ============   ============

FFO per share - diluted                               $     0.48      $     0.40     $     0.36
                                                     =============   ============   ============

Earnings per share:
    Basic
       Income before merger expenses and cost of
          leaseholds acquired                         $     0.27      $     0.18     $     0.24
       Net income                                     $     0.06      $     0.02     $     0.24

    Diluted
       Income before merger expenses and cost of
          leaseholds acquired                         $     0.26      $     0.17     $     0.23
       Net income                                     $     0.06      $     0.02     $     0.23

Weighted average number of common shares and common
 share equivalents outstanding:
       Basic                                              94,742          68,287         43,171
       Diluted                                            98,091          70,857         44,116
Diluted shares and Op Units                              111,834          84,600         51,076

(1) The pro forma information assumes completion of the acquisition of Wyndham Hotel Corporation and the acquisition of nine hotels and two leaseholds from partnerships affiliated with members of the Trammell Crow family as if such transaction had occurred at the beginning of the period presented.
(2) Funds from operations exclude the cost of acquiring leaseholds and merger expenses.

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      PATRIOT AMERICAN HOSPITALITY, INC. AND WYNDHAM INTERNATIONAL, INC.
                    COMBINED CONDENSED STATEMENTS OF INCOME
                         YEAR ENDED DECEMBER 31, 1997
                     (in thousands, except per share data)
                                  (Unaudited)

                                                                1997         1997         1996
                                                             Pro Forma(1)   Actual       Actual
                                                             -----------  -----------  -----------

Revenues:
    Hotel revenues                                            $ 244,785    $ 167,726    $      --
    Participating lease revenues                                125,405      127,033       75,893
    Management fee and service fee income                        16,353        6,771           --
    Racecourse income                                            26,344       26,344           --
    Interest and other income                                    20,226        7,377          600
                                                             -----------  -----------  -----------
       Total revenues                                           433,113      335,251       76,493
                                                             -----------  -----------  -----------

Operating costs and expenses:
    Hotel expenses                                              199,717      140,312        8,225
    Racing facility operations                                   21,620       21,620           --
    General and administrative                                   22,805       17,077        4,500
    Interest expense                                             60,617       50,954        7,380
    Depreciation and amortization                                59,077       52,685       17,420
    Cost of acquiring leaseholds                                 54,499       54,499           --
    Merger expenses                                               9,411           --           --
                                                             -----------  -----------  -----------
       Total operating costs and expenses                       427,746      337,147       37,525
                                                             -----------  -----------  -----------

Operating income (loss)                                           5,367       (1,896)      38,968
Equity in earnings from unconsolidated subsidiaries               6,093        6,015        5,845
                                                             -----------  -----------  -----------
Income before minority interests and income taxes                11,460        4,119       44,813
Income attributable to minority interests                         2,843        3,276        6,822
                                                             -----------  -----------  -----------
Income before income taxes and extraordinary item                 8,617          843       37,991
Provision for income taxes                                        4,096          481           --
                                                             -----------  -----------  -----------
Income before extraordinary item                                  4,521    $     362    $  37,991
Extraordinary item                                               (2,534)      (2,534)          --
                                                             -----------  -----------  -----------
Net income (loss)                                             $   1,987    $  (2,172)   $  37,991
                                                             ===========  ===========  ===========

Funds from operations ("FFO")(2)                              $ 131,504    $ 111,542    $  64,463
                                                             ===========  ===========  ===========

FFO per share - diluted                                       $    1.81    $    1.69    $    1.53
                                                             ===========  ===========  ===========

Earnings per share:
    Basic
       Income before merger expenses and cost of leaseholds
          acquired and extraordinary item                     $    1.12    $    1.01    $    1.07
       Net income                                             $    0.03    $    (.04)   $    1.07
    Diluted
       Income before merger expenses and cost of leaseholds
          acquired and extraordinary item                     $    1.09    $    0.98    $    1.06
       Net income                                             $    0.03    $   (0.04)   $    1.06

Weighted average number of common shares and common
    share equivalents outstanding:
       Basic                                                     60,869       54,201       35,400
       Diluted                                                   62,885       56,022       35,938
Diluted shares and Op Units                                      72,844       65,981       42,200

(1) The pro forma information assumes completion of the acquisition of Wyndham Hotel Corporation and the acquisition of nine hotels and two leaseholds from partnerships affiliated with members of the Trammell Crow family as if such transaction had occurred on October 1, 1997, and includes historical results for prior periods.
(2) Funds from operations exclude the cost of acquiring leaseholds, merger expenses and extraordinary item.

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PATRIOT AMERICAN HOSPITALITY
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        PATRIOT AMERICAN HOSPITALITY, INC./WYNDHAM INTERNATIONAL, INC.
                               HOTEL STATISTICS


                                    THREE MONTHS ENDED                 TWELVE MONTHS ENDED
                                       DECEMBER 31,                        DECEMBER 31,
                              1997         1996       % CHANGE     1997         1996       % CHANGE
                              ----         ----       --------     ----         ----       --------

OWNED PORTFOLIO(1)
(EXCLUDING HOTELS UNDER RENOVATION)

Average daily rate          $   95.71    $   88.55               $   95.83    $   88.23
Occupancy                       66.5%    $   66.5%                   70.7%        70.6%
RevPAR                      $   63.63    $   58.86       8.1%    $   67.70    $   62.27       8.7%

WYNDHAM DOMESTIC MANAGED PORTFOLIO(2)

WYNDHAM HOTELS

Average daily rate          $  106.65    $  101.74               $  105.39    $   99.56
Occupancy                       67.2%    $   66.5%                   71.3%        69.7%
RevPAR                      $   71.66    $   67.71       5.8%    $   75.11    $   69.44       8.2%

WYNDHAM GARDEN HOTELS

Average daily rate          $   86.56    $   79.03               $   86.93    $   79.82
Occupancy                       67.8%        65.8%                   72.9%        69.5%
RevPAR                      $   58.67    $   52.03      12.8%    $   63.40    $   55.50      14.2%

WYNDHAM RESORTS

Average daily rate          $  103.79    $   99.15               $  123.38    $  113.74
Occupancy                       49.8%        48.8%                   58.5%        61.1%
RevPAR                      $   51.68    $   48.37       6.8%    $   72.23    $   69.47       4.0%

MANAGEMENT SERVICES

Average daily rate          $  118.10    $  104.29               $  111.99    $  101.45
Occupancy                       72.6%        75.3%                   78.7%        77.2%
RevPAR                      $   85.76    $   78.57       9.2%    $   88.17    $   78.31      12.6%

TOTAL

Average daily rate          $   96.85    $   90.53               $   96.60    $   90.32
Occupancy                       67.4%        66.2%                   72.1%        69.7%
RevPAR                      $   65.26    $   59.90       8.9%    $   69.65    $   62.96      10.6%



(1) Includes all hotels currently owned by the companies.

(2) The Comparable Hotel Group includes hotels that were in the portfolio for one full common fiscal quarter in both periods presented. In instances where a hotel was not open throughout both years being compared, the data relating to that hotel is only included for the full common fiscal quarter(s) that it was open in both periods.